Lakeside Mortgage Fund LLC
December 31, 2010

THESE UNAUDITED FINANCIAL STATEMENTS HAVE BEEN PREPARED BY THE MANAGEMENT OF THE FUND AND ARE NOT TO BE RELIED UPON.  MANAGEMENT DOES NOT GUARANTEE THE ACCURACY OF THE INFORMATION PROVIDED AND HAS NOT OBTAINED AN INDEPENDENT THIRD PARTY AUDIT. IT IS UNKNOWN AT THIS TIME WHEN SUCH AN AUDIT WILL BE AVAILABLE DUE TO THE INCOMPLETE NATURE OF THE FINANCIAL INFORMATION PROVIDED.

Report Dated:  Tuesday, March 8, 2011

SOVEREIGN CAPITAL MANAGEMENT GROUP, INC.

1501 Fifth Avenue, Suite 100
San Diego, California 92101

619-294-8989 Phone

619-294-8995 Fax

www.sovcapital.com

LAKESIDE MORTGAGE FUND LLC

December 31, 2010 Annual Report

(Unaudited)

	PART I - FINANCIAL INFORMATION

Item 1.	Financial Statements.

	Consolidated Balance Sheet as of December 31, 2010	3

	Consolidated Statement of Operations as of December 31, 2010	4

	Notes to Consolidated Financial Statements	5

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.	13

Item 3.	Quantitative and Qualitative Disclosures About Market Risk.	19

	PART II – OTHER INFORMATION

Item 1.	Legal Proceedings.	20

PART I: Item 1

LAKESIDE MORTGAGE FUND LLC

Consolidated Balance Sheets

(Unaudited)

The accompanying notes are an integral part of these statements

LAKESIDE MORTGAGE FUND LLC

Consolidated Statements of Operations

(Unaudited)

The accompanying notes are an integral part of these statements

LAKESIDE MORTGAGE FUND LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010

(Unaudited)

NOTE 1- BUSINESS, BASIS OF PRESENTATION AND LIQUIDITY

Lakeside Mortgage Fund LLC, Lakeside or the Company, is a California limited liability company formed on December 4, 2002.

Basis of Presentation

The accompanying unaudited, condensed consolidated financial statements of Lakeside Mortgage Fund LLC have been prepared in accordance with accounting principles generally accepted in the United States of America. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete set of financial statements.  These financials were prepared from information provided by the previous manager, Lakeside Financial Group.

Liquidity

As of December 31, 2010, our accumulated deficit aggregated $6,462,525 as a direct result of provisions for credit losses and impairment charges relating to the change in the fair value of the collateral securing our loan portfolio and the fair value of real estate owned assets primarily acquired through foreclosure in prior years. This is based on original equity of $24,784,949. At December 31, 2010, we had cash and cash equivalents of $512,440. We have found it necessary to modify certain loans, which modifications have resulted in extended maturities, and believe we may need to modify additional loans in an effort to, among other things, protect our collateral.

Our liquidity plan includes collecting on maturing loans, selling real estate owned assets, partnering with outside developers on entitled REO land, building on vacant land all with the ultimate goal of either (i) converting back to cash or (ii) producing income from the asset. As of December 31, 2010, our entire loan portfolio had a carrying value of $5,311,750 while the real estate owned (“REO”) portfolio had a carrying value of $10,273,000. Immediate liquidity may be negatively affected by our requirement to pay back due real estate taxes on REO that has been unpaid since 2008, funding of construction projects on REO that was left incomplete when foreclosure occurred, maintenance on REO, payment of outstanding legal bills associated with Lakeside defense, outstanding accounting invoices and the need to reinvest in undeveloped REO to ready for sale.  All of these factors negatively impact our short term cash position. Our focus is how to reduce these liabilities while continuing to generate liquidity and restore equity.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Interest on mortgage loans is recognized as revenue when earned using the interest method based on a 365-day year. We do not recognize interest income on loans once they are deemed to be impaired and placed in non-accrual status. Generally, a loan is placed in non-accrual status when it is past its scheduled maturity by more than 90 days, when it becomes delinquent as to interest due by more than 90 days or when the related fair value of the collateral is less than the total principal, accrued interest and related costs. We may determine that a loan, while delinquent in payment status, should not be placed in non-accrual status in instances where the fair value of the loan collateral significantly exceeds the principal and the accrued interest, as we expect that income recognized in such cases is probable of collection. Unless and until we have determined that the value of underlying collateral is insufficient to recover the total contractual amounts due under the loan term, generally our policy is to continue to accrue interest until the loan is more than 90 days delinquent with respect to accrued, uncollected interest or more than 90 days past scheduled maturity, whichever comes first.

A loan is typically not removed from non-accrual status until the borrower has brought the respective loan current as to the payment of past due interest, and unless we are reasonably assured as to the collection of all contractual amounts due under the loan based on the value of the underlying collateral of the loan, the receipt of additional collateral required and the financial ability of the borrower to service our loan.

We do not generally reverse accrued interest on loans once they are deemed to be impaired and placed in non-accrual status. In conducting our periodic valuation analysis, we consider the total recorded investment for a particular loan, including outstanding principal, accrued interest and estimated foreclosure costs when computing the amount of valuation allowance required.

Cash receipts are first allocated to interest, except when such payments are specifically designated by the terms of the loan as a principal reduction. Loans with a principal or interest payment one or more days delinquent are in technical default and are subject to various fees and charges including default interest rates, penalty fees and reinstatement fees. Often these fees are negotiated in the normal course of business and, therefore, not subject to estimation. Accordingly, income pertaining to these types of fees is recorded as revenue when received.

Fees for loan origination, processing and modifications, net of direct origination costs, are deferred at origination and amortized as an adjustment to interest income over the contractual term of the related loan.  Non-refundable commitment fees are recognized as revenue when received.

Management Fees

Management Fees are paid to Sovereign Capital Management Group, Inc. following the change in management pursuant to the Lakeside Mortgage Fund LLC Operating Agreement.

The Manager is entitled to certain fees outlined in the Lakeside Mortgage Fund LLC Operating Agreement.  The Manager is entitled to receive brokerage, origination, renewal and forbearance fees in an amount not to exceed (6%) six percent of the principal amount of the loan.

The Manager may collect a monthly loan servicing fee of .25% on the total unpaid principal balance of each loan serviced.  Management believes this amount was collected and paid to Lakeside Financial Group for the majority of 2010.  This servicing fee has not been charged to Lakeside since the management change in November 2010.  This fee will be billed following the receipt of third party appraisals in the second quarter 2011.

The Manager may collect an asset management fee equal to 2.75% on the Gross Assets Under Management.  Gross Assets Under Management is defined as the total Fund Capital, including all cash, notes (at book value), real estate owned (at book value), accounts receivables, advances made to protect loan security, unamortized organizational expenses and any other Fund assets valued at fair market value.  This fee was paid to Lakeside Financial Group in 2010.  This fee will continue to be charged on a monthly basis using historical values.  Calculation of this fee will be reset upon receipt of the third party appraisals and statement of value by the Manager in the second quarter 2011.

The Manager is entitled to all monthly late charges and Default Interest collected from borrowers.  It is unknown if these fees were collected in 2010 by Lakeside Financial Group.  These fees have not been billed since the management change in November 2010.

The Manager is entitled to a loan origination fee of ($18,750) Eighteen Thousand Seven Hundred and Fifty Dollars but has deferred billing of this fee until after the asset adjustments which will be made following receipt of third party appraisals in the second quarter 2011.  This fee was paid by a borrower to Lakeside.

After the management change, the Manager billed and was paid $150,000 in connection with the successful proxy solicitation to remove Lakeside Financial Group.  This was for reimbursement of expenses associated with the solicitation and advanced by Sovereign Capital Management Group, Inc.

Property and Equipment

Property and equipment are recorded at historical cost and are depreciated using the straight-line method over the shorter of the expected lease term or the estimated useful life of the asset.  Expenditures for repairs and maintenance are charged to expense as incurred.  For items that are disposed, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.  See Note 5 for a discussion of our real estate owned assets.

Income Taxes.

We recognize deferred tax assets and liabilities and record a deferred income tax (benefit) provision when there are differences between assets and liabilities measured for financial reporting and for income tax purposes. We regularly review our deferred tax assets to assess our potential realization and establish a valuation allowance for such assets when we believe it is more likely than not that we will not recognize some portion of the deferred tax asset. Generally, we record any change in the valuation allowance in income tax expense. Income tax expense includes (i) deferred tax expense, which generally represents the net change in the deferred tax asset or liability balance during the year plus any change in the valuation allowance and (ii) current tax expense, which represents the amount of taxes currently payable to or receivable from a taxing authority plus amounts accrued for income tax contingencies (including both penalty and interest). Income tax expense excludes the tax effects related to adjustments recorded to accumulate other comprehensive income (loss) as well as the tax effects of cumulative effects of changes in accounting principles. In evaluating the ability to recover our deferred tax assets, we consider all available positive and negative evidence regarding the ultimate realizability of our deferred tax assets including past operating results and our forecast of future taxable income. In addition, general uncertainty surrounding the future economic and business conditions have increased the likelihood of volatility in our future earnings. We have recorded a valuation allowance against our net deferred tax assets.

Use of Estimates

In accordance with GAAP, we have made a number of estimates and assumptions with respect to the reporting of assets and liabilities and the disclosure of contingencies at the date of the condensed consolidated financial statements and the reported amounts of income and expenses during the reporting period. Accordingly, actual results could differ from those estimates. These estimates primarily include the allowance for credit loss, valuation allowance and the valuation of real estate owned.

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board, or FASB, issued new accounting guidance that provides additional guidance for determining whether market activity for a financial asset or liability has significantly decreased, as well as for identifying circumstances that indicate that transactions are not orderly. The new guidance reiterates that if a market is determined to be inactive and the related market price is deemed to be reflective of a “distressed sale” price, then management judgment may be required to estimate fair value. The new guidance identifies factors to be considered when determining whether or not a market is inactive. The adoption of this pronouncement did not have a material effect on our financial position or results of operations.

In June 2009, the FASB issued new accounting guidance that will require the FASB Accounting Standards Codification, or ASC, to become the source of authoritative U.S. accounting and reporting standards for nongovernmental entities in addition to the guidance issued by the SEC. FASB ASU significantly changes the way financial statement preparers, auditors, and academics perform accounting research. The statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a material impact on our financial statements.

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures,” which amends the disclosure requirements related to recurring and nonrecurring fair value measurements. This guidance requires disclosure of transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy, including the reasons and the timing of the transfers and information on purchases, sales, issuance, and settlements on a gross basis in the reconciliation of the assets and liabilities measured under Level 3 of the fair value measurement hierarchy. The guidance is effective for annual and interim reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual and interim periods beginning after December 15, 2010.  The adoption of this standard did not have a material impact on our financial position or results of operation.

This accounting guidance is expected to most significantly affect reporting entities in the investment management industry, but may also affect reporting entities with interests in entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds.

NOTE 3 – MORTGAGE LOANS

Lien Priority

Historically, all mortgage loans have been collateralized by first deeds of trust (mortgages) on real property and generally include a personal guarantee by the principals of the borrower. Often the loans are secured by additional collateral. However, as of December 31, 2010, there was one property with a loan that was subordinate to a first lien mortgage and in the amount of $1,200,000.  This loan was made to a single purpose entity, Redcliff LLC, which was managed and controlled by James Koenig.  Both loans, first and second, were secured by a 14,516 square foot office building in Redding, California.  The first lien mortgage is with Pacific Western Bank.  Lakeside foreclosed on their second lien on February 2, 2009.  Following foreclosure, Lakeside made regular payments to Pacific Western Bank as well as property taxes, maintenance and general upkeep.  The building is 100% vacant.  Pacific Western Bank filed a notice of default on February 10, 2011.  At this time loan payments were current.  Material default was cited as a result of Mr. Koenig’s incarceration.  We are presently negotiating with Pacific Western Bank for a discounted payoff at an amount below the loan amount.  Simultaneously, we are in receipt of a purchase offer for $1,186,000 from a third party.  We intend to sell the property for an amount greater than the discounted payoff to realize a gain and minimize the loss to Lakeside on the original loan.  There is no assurance that a sale of this asset may be achieved before Pacific Western Bank forecloses.

Loan Interest Rates

Lakeside invests in fixed interest rate loans. As of December 31, 2010, Lakeside held 7 loans, all of which were fixed rate loans. Two of these loans are non-performing loans for financial reporting purposes (although not all such loans are necessarily in technical default under the loan terms), for which we are actively pursuing enforcement on the loans as well as judgments against personal guarantors of such loans, when applicable.

 NOTE 4 – MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES –

•

Fixed Interest Rate Loans.   At December 31, 2010, fixed interest rate loans accounted for 100.0% of the outstanding principal amount in our portfolio of commercial mortgage loans, net of the allowance for credit loss, and the average weighted interest rate on these loans was 12.0% per annum.

A summary of our outstanding principal balances on our portfolio loans (including non-accrual loans) as of December 31, 2010.

	December 31, 2010
	Fixed	Variable	Total
	Rate	Rate	Loan
	Loans	Loans	Portfolio

Total Principal Outstanding	$5,311,750	$0	$5,311,750
Less Allowance for Credit Loss /
Valuation Allowance			(0)

Net Principal Outstanding			$5,311,750

% of Portfolio	100.0%	0%	100.0%

Weighted Average Rate	12.0%	0.0%	12.0%

Number of Loans	7	0	7

Average Principal Balance	$758,821	$0.0	$758,821

Performing Loans

Presently there are a total of five Performing Loans in the portfolio with a carrying balance of $3,962,750 and two Non Performing loans with a carrying balance of $1,349,000. The outstanding principal balances of our mortgage loans as of December 31, 2010, have scheduled maturity dates within the next several quarters, as follows:

December 31, 2010
Quarter	Amount	Percent	#
Matured	$1,349,000	26%	2
Q4 2010	0	0%	0
Q1 2011	1,930,000	37%	2
Q2 2011	1,505,000	28%	1
Q3 2011	182,750	3%	1
Q4 2011	345,000	6%	1
Total	5,311,750	100%	7
Less: Valuation Allowance	(0)
Net Carrying Value	$5,311,750

Performing and Non-Performing Loans (those loans in default because of maturity) currently generate income in excess of $34,060 per month or approximately $408,720 annually. This income is directly attributable to interest payments made by borrowers to Lakeside on Performing and Non Performing loans.  This income will vary as loans are repaid and new loans are made.  We anticipate the income to rise as more assets are converted from REO, Performing Loans mature and new loans are originated.  It is anticipated that all of the Performing Loans maturing this year will payoff as scheduled.  This will total $3,962,750.  Only one loan consisting of $1,505,000 may have a potential issue.  This loan is secured by a 25 acre horse ranch that was appraised in December 2010 for $5,400,000.  The borrower has a personal guarantee on the loan and is currently seeking a replacement loan.  This loan expires on May 31, 2011.  We have perfected our lien on the property and have recorded against the assets in case the borrower fails to find replacement financing.  We intend to foreclose on the loan if not repaid at maturity.  We may elect to use cash on hand to bid over the loan amount at a foreclosure sale.  This scenario would only occur in the event we are able to secure the property below market value.

Loans in Default

Loans in default balances encompass both non-accrual loans and loans for which we are still accruing income, but are delinquent as to the payment of accrued interest or are past scheduled maturity. At December 31, 2010, 2 of our 7 loans with outstanding principal balances totaling $1,349,000 were in default.

As of December 31, 2010 and to Management’s knowledge, Lakeside foreclosed on 2 loans with a carrying value of $3,426,000.  (There may be loans that were previously reported by the prior manager, Lakeside Financial Group, that were foreclosed in 2010 and which we have not verified.)  This may change. We are currently exercising enforcement action which could lead to foreclosure upon 2 of the remaining 7 loans. With respect to the loans upon which we are exercising enforcement action, we expect to complete the foreclosure process on the majority of such loans over the next six months.

Of the principal balances in default as of December 31, 2010, both loans have been in default status since December 31, 2009.

Both loans in default at December 31, 2010 were entitled land.  The first loan is secured by 8.8 acres of raw land that has been entitled for a 599 unit self storage facility located in Modesto, California.  The entitlements have been processed and certain infrastructure improvements completed.  The other defaulted loan is secured by entitled land consisting of two lots totaling 48,000 square feet and located next to the Dodger Stadium in Los Angeles, California.  The intended use of the land was residential.  This was a construction loan that did not complete full cycle funding.  There have been no improvements completed at the site.  Both of these properties will be moved to REO.

In April 2010, the previous manager, Lakeside Financial Group, reported that $12,899,710 in outstanding loans existed. The majority of the loans listed as outstanding were second trust deed mortgages that had been foreclosed by the senior lender and no interest remained.

Loans in Default and Impaired Loans

Under GAAP, an entity is required to recognize a loss when both (a) available information indicates that it is probable that an asset has been impaired at the date of the financial statements, and (b) the amount of loss can be reasonably estimated.

Under this definition, certain of the loans that are classified as “in default” status would qualify as impaired under this GAAP definition while others would not so qualify. Since the majority of our loan portfolio is considered collateral dependent, the extent to which our loans are considered collectible, with consideration given to personal guarantees provided in connection with such loans, is largely dependent on the fair value of the underlying collateral.

Our loans in default balances include loans in non-accrual and accrual status for which we continue to accrue income, but are delinquent as to accrued interest or are past scheduled maturity, in accordance with our accounting policy. Unless and until we have determined that the value of the underlying collateral is insufficient to recover the total contract amounts due under the loans, we expect to continue to accrue interest until the loan is greater than 90 days delinquent with respect to accrued, uncollected interest, or greater than 90 days past scheduled maturity, whichever comes first. This result in the classification of loans in default that may not be deemed impaired under GAAP.

Allowance for Credit Loss / Valuation Allowance and Fair Value Measurement

We have performed a valuation analysis of the loans. Evaluating the collectability of a real estate loan is a matter of judgment. We evaluate our real estate loans for impairment on an individual loan basis, except for loans that are cross-collateralized within the same borrowing groups. For those loans, we perform both an individual evaluation as well as a consolidated evaluation to assess our overall exposure to those loans. In addition to this analysis, we also complete an analysis of our loans as a whole to assess our exposure for loans made in various reporting periods and in terms of geographic diversity. The fact that a loan may be temporarily past due does not result in a presumption that the loan is impaired. Rather, we consider all relevant circumstances to determine if, and to the extent to which, an allowance for credit losses or valuation allowance is required. During the loan evaluation, we consider the following matters, among others:

•	an estimate of the net realizable value of any underlying collateral in relation to the outstanding mortgage balance, including accrued interest and related costs;
•	the present value of cash flows we expect to receive;
•	the date and reliability of any valuations;
•	the financial condition of the borrower and any adverse factors that may affect its ability to pay its obligations in a timely manner;
•	prevailing economic conditions;
•	historical experience by market and in general; and
•	evaluation of industry trends.

Next, we assess the extent, reliability and quality of market participant inputs such as sales pricing, cost data, absorption, discount rates, and other assumptions, as well as the significance of such assumptions in deriving the valuation.

We generally employ one of five valuation approaches, or a combination of such approaches, in determining the fair value of the underlying collateral of each loan: the development approach, the income capitalization approach, the sales comparison approach, the cost approach, or the receipt of recent offers on specific properties. The valuation approach taken depends on several factors including:

•	the type of property;
•	the current status of entitlement and level of development (horizontal or vertical improvements) of the respective project;
•	the likelihood of a bulk sale as opposed to individual unit sales;
•	whether the property is currently or near ready to produce income;
•	the current sales price of property in relation to cost of development;
•	the availability and reliability of market participant data; and
•	the date of an offer received in relation to the reporting period.

The following is a summary of the procedures performed in connection with our fair value analysis for the loans held by Lakeside as of December 31, 2010:

1.

We reviewed the status of each of our loans to ascertain the likelihood that we will collect all amounts due under the terms of the loans at maturity based on current real estate and credit market conditions.

2.	With respect to our loans whose collection was deemed to be unlikely, we determined when the latest valuation of the underlying collateral was performed.

3.

We have ordered independent third-party valuations on all loans as of December 31, 2010 to determine if there is a material change in the collateral value of the loans.  Upon receipt of the third-party valuations adjustments will be made.

5.

For projects in which we have received a bona fide written third-party offer to buy our loan, or the borrower has received a bona fide written third-party offer to buy the related project, we utilized the offer amount in cases in which the offer exceeded the valuation conclusion reached by the independent valuation firms. Such offers are only considered if we deem the offer to be valid, reasonable and negotiable, and we believe the offeror has the financial wherewithal to execute the transaction. When deemed appropriate, the offers received were discounted by up to 20% to allow for potential changes in our on-going negotiations.

A summary of the results and key assumptions that we utilized, as supported by the independent valuation firms to derive fair value, is as follows:

•

Very few of the precedent transactions that were analyzed satisfied the market value and fair value requirement that the price reflect that of an orderly transaction, rather than that of a sale under duress or in markets in turmoil. Inputs for use in the development valuation models were reported by the valuation firms to be inconsistent and reflective of a distressed market that had not yet stabilized for inputs into discounted cash flow or other financial models, such as absorption rates and timing, unit pricing and trends, discount rate, risk adjustment processes, or the like.

•

A distinction was made between owners under duress and properties under duress. Market values are determined based on the highest and best use of the real property being valued. When owners are under duress, as defined by applicable accounting guidance, prices of transactions in which they are involved must be viewed as at least potentially subject to duress as well. The valuation firms took this distinction into account in arriving at highest and best use conclusions and selecting appropriate valuation methodologies.

•

For the projects which included entitled land lacking any vertical or horizontal improvements, given the current distressed state of the real estate and credit markets, the development approach was deemed to be unsupportable because market participant data was insufficient or other assumptions were not readily available from the valuation firm’s market research; the “highest and best use” standard in these instances required such property to be classified as “held for investment” purposes until market conditions provide observable development activity to support a valuation model for the development of the planned site. As a result, the valuation firms used a sales comparison approach using available data to determine fair value.

•

For the projects containing partially or fully developed lots, the development approach was generally utilized, with assumptions made for pricing trends, absorption projections, holding costs, and the relative risk given these assumptions. The assumptions were based on currently observable viable market data.

•

For operating properties, the income approach, using the direct capitalization and discounted cash flow methods was used by the valuation firms. The anticipated future cash flows and a reversionary value were discounted to the net present value at a chosen yield rate. The assumptions were based on currently observable available market data.

For certain assets as of December 31, 2010, we supplemented our analysis by utilizing a risk-adjusted cash flow model commonly used in our industry based on certain assumptions and market participant inputs to determine fair value, which presumed a development approach as highest and best use for such projects. To evaluate the collateral relating to these projects, we performed different procedures depending on the stage of the collateral, which are described below along with a summary of key assumptions utilized in our evaluations of fair value were as follows:

•

For collateral to be developed, the initial unit sales price utilized was based on local market, comparable prices from non-distressed pricing from prior periods utilizing observable and unobservable data points, generally discounted by 20% or more. In general, we assumed a price escalation utilizing the low end of a historical 3-year average look back for the last 10 years. We considered this a fair exchange price in an orderly transaction between market participants to sell the asset, assuming its highest and best use as determined by management, in the principal or most advantageous market for the asset.

•

For collateral to be developed prior to being sold, the additional development costs, operating and selling cost assumptions were based on observable and unobservable cost estimates obtained from a cross section of industry experts and market participants.

•

For collateral consisting of partially complete or finished lots, development costs, operating and selling cost assumptions we made were based on observable and unobservable cost estimates obtained from a cross-section of industry experts and market participants.

•

For collateral whose development is complete or nearly complete and which is expected to be leased initially to allow for stabilization of market prices before being sold, we utilized operating revenue and costs for comparable projects using current operating data obtained by us. Based upon an assumed stabilization of applicable real estate markets, we utilized unit sales prices comparable to historical pricing.

ALL OF OUR LOANS WERE SUBJECT TO VALUATION BY INDEPENDENT THIRD-PARTY VALUATION FIRMS AND ALL OF THE VALUATION REPORTS HAVE NOT BEEN DELIVERED TO US AS OF DECEMBER 31, 2010.  WE ANTICIPATE HAVING RECEIVED ALL OF THE THIRD PARTY REPORTS BY THE END OF THE FIRST QUARTER 2011 AND WILL BE PROVIDING ADJUSTMENTS TO VALUES IN THE SECOND QUARTER 2011 UPDATE.  THESE THIRD-PARTY REPORTS WILL BE USED IN CONJUNCTION WITH THE VALUATION METHODS PREVIOUSLY DESCRIBED.  THESE VALUES MAY BE ADJUSTED UPWARDS OR DOWNWARDS.  THIS MAY OCCUR BECAUSE THE COLLATERAL IS WORTH MORE THAN THE LOAN OR LESS THAN THE LOAN.  NO CHANGES HAVE BEEN MADE TO CARRYING VALUES UNTIL AFTER THE THIRD-PARTY REPORTS HAVE BEEN RECEIVED.

NOTE 5 – REAL ESTATE HELD FOR DEVELOPMENT OR SALE

REO assets are reported as either held for development or held for sale, depending on whether we plan to develop such assets prior to selling them or instead sell them immediately. At December 31, 2010, we held total REO assets of $10,273,000, of which $4,797,000 was held for development and $5,476,000 was held for sale. During 2010, no REO assets were sold.

A breakdown of the assets is as follows:

Property Address	Property Type	Property Size	Detail	Loan Balance	Foreclosure Date
Richmond, CA	Retail	6,730 square feet	retail & storage	570,000	7/13/2010
Madera, CA	House/Land	14.78 acres	barn/house/vineyard	552,000	11/1/2008
Oroville, CA	Industrial	1.39 acres	autoshop	850,000	5/13/2008
Galt, CA	Land	10.0 acres	50 residential lots	860,000	1/10/2008
Diamond Springs, CA	Land	10.6 acres	42 townhomes	1,085,000	8/17/2008
La Grand, CA	Land	19.0 acres	agricultural land	400,000	8/27/2008
Novato, CA	Land	9.0 acres	custom home	2,856,000	12/8/2010
Redcliff, CA	Office	14,516 square feet	office building -vacant	1,200,000	2/5/2009
Orovill, CA	Land	194 acres	80 residential lots	1,900,000	5/8/2009

Costs related to the development or improvements of the REO assets are generally capitalized and costs relating to holding the assets are generally charged to expense.  To the best of Management’s knowledge, there were no Cash outlays for capitalized development costs in 2010.  There were costs and expenses related to operating, holding and maintaining such properties, which were expensed and included in operating expenses for real estate owned assets in the accompanying consolidated statement of operations, totaled approximately $652,336 for the period ending December 31, 2010.  The nature and extent of future costs for such properties depends on the level of development undertaken, the number of additional foreclosures and other factors. While our assets are generally available for sale, we continue to evaluate various alternatives for the ultimate disposition of these investments, including partial or complete development of the properties prior to sale or disposal of the properties on an as-is basis. We are currently evaluating our use and disposition options with respect to these projects.

Real Estate Owned Asset Valuation

Valuation of REO assets is based on our intent and ability to execute our disposition plan for each asset and the proceeds to be derived from such disposition, net of selling costs, in relation to the carrying value of such assets. REO assets that are classified as held for sale are measured at the lower of carrying amount or fair value, less cost to sell.  REO assets that are classified as held for development are considered “held and used” and are evaluated for impairment when, based on various criteria set forth in applicable accounting guidance, circumstances indicate that the carrying amount exceeds the sum of the undiscounted net cash flows expected to result from the development and eventual disposition of the asset.  If an asset is considered impaired, an impairment loss is recognized for the difference between the asset’s carrying amount and its fair value, less cost to sell.

If we elect to change the disposition strategy for our real estate held for development, and such assets were deemed to be held for sale, we would likely record additional impairment charges, and the amounts could be significant. During the year ended December 31, 2010, we recorded impairment charges of $3,128,309 relating to the impairment in value of REO assets, deemed to be other than temporary impairment.

NOTE 6 – MANAGEMENT FEES AND RELATED PARTY ACTIVITY

Management Fees and Other Amounts Due to the Manager

The Manager is entitled to certain fees outlined in the Lakeside Mortgage Fund LLC Operating Agreement.  The Manager is entitled to receive brokerage, origination, renewal and forbearance fees in an amount not exceed (6%) six percent of the principal amount of the loan.  The Manager is entitled to a loan origination fee of ($18,750) Eighteen Thousand Seven Hundred and Fifty Dollars but has deferred billing of this fee until after the asset adjustments which will be made following receipt of third party appraisals in the second quarter 2011.  This fee was paid by a borrower.

The Manager may collect a monthly loan servicing fee of .25% on the total unpaid principal balance of each loan serviced.  Management believes this amount was collected and paid to Lakeside Financial Group for the majority of 2010.  This servicing fee has not been charged to Lakeside since the management change in November 2010.  This fee will be billed following the receipt of third party appraisals in the second quarter 2011.

The Manager may collect an asset management fee equal to 2.75% on the Gross Assets Under Management.  Gross Assets Under Management is defined as the total Fund Capital, including all cash, notes (at book value), real estate owned (at book value), accounts receivables, advances made to protect loan security, unamortized organizational expenses and any other Fund assets valued at fair market value.  This fee was paid to Lakeside Financial Group in 2010.  This fee will continue to be charged on a monthly basis using historical values.  Calculation of this fee will be reset upon receipt of the third party appraisals and statement of value by the Manager in the second quarter 2011.

The Manager is entitled to all monthly late charges and Default Interest collected from borrowers.  It is unknown if these fees were collected in 2010 by Lakeside Financial Group.  These fees have not been billed since the management change in November 2010.

After the management change, the Manager billed and was paid $150,000 in connection with the successful proxy solicitation to remove Lakeside Financial Group.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations and the unaudited financial statements and accompanying notes as of and for the year ended December 31, 2010. Undue reliance should not be placed upon historical financial statements since they are not indicative of expected results of operations or financial condition for any future periods.

Forward-Looking Statements

This update may contain forward-looking statements which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “should” and “would” or the negative of these terms or other comparable terminology. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance. These beliefs, assumptions and expectations can change, and actual results and events may differ materially, as a result of many possible events or factors, not all of which are known to us or are within our control.

Overview of the Business

We are a real estate finance company based in San Diego California. We have historically focused on the origination of senior short-term commercial bridge loans with maturities of (12) twelve to (24) twenty four months oriented toward the ability of permanent take-out financing.   In prior years, these loans did not have a defined criteria but rather covered all types of commercial real estate ranging from retail, office, industrial and vacant land.  Our manager was changed in November 2010 through a proxy solicitation.  The new manager is Sovereign Capital Management Group, Inc. (“Sovereign”).   Sovereign operates under a California Finance Lender’s License through its subsidiary, Sovereign Strategic Mortgage Fund LLC.  Lenders license number is 6031448.

Historically, we were licensed through Lakeside Mortgage Fund LLC and Lakeside Financial Group LLC with a surety bond backed by Gary Armitage.  Because the licenses were not renewed in 2010 and because of the inability to obtain a surety bond, we were unable to make new loans and generate income. Now that we are licensed through our relationship with Sovereign Strategic Mortgage Fund LLC, we have resumed originating new loans on commercial real estate assets.

We intend to make loans that will generate high yielding interest with the possibility of participation in upside income.  This is commonly referred to as a “look-back”.  We intend to make bridge loans that offer maturities of at least (6) months and usually less than (24) twenty months.  Primarily, but not exclusively, we will look to make loans to distressed tenant in common properties that require short term cash flow to either re-tenant vacant buildings or provide bridge financing to secure discounted payoffs from specially serviced distressed assets.  The immediate goal is to increase income from performing loans to provide stability to deal with REO assets while increasing return of equity.  The combination of sound origination coupled with strategic execution on REO will look to restore ongoing returns and build equity.

If all of our assets were sold today, the revenue generated from these sales would return approximately (10%) ten percent of invested equity after the satisfaction of all existing liabilities. This is before resolution of any remaining litigation that is currently ongoing and which could prevent any distributions to members. See Legal Proceedings for more information. This is only an estimate.

Once we are able to effectively implement a stabilization program that will protect and maximize our REO assets, we can look to resume distributions.  Our goal is to return the fund to quarterly distributions as soon as practicable.

Factors Affecting our Financial Results

General Economic Conditions Affecting the Real Estate Industry

The global and U.S. economies experienced a rapid decline in recent periods from which they have not yet recovered. The real estate, credit and other markets suffered unprecedented disruptions, causing many major institutions to fail or require government intervention to avoid failure, which has placed severe pressure on liquidity and asset values. These conditions were brought about largely by the erosion of U.S. and global credit markets, including a significant and rapid deterioration of the mortgage lending and related real estate markets. In this regard, we continue to operate under very difficult conditions.

Originating, acquiring and investing in short-term commercial real estate bridge loans to facilitate real estate entitlement and development, and other interim financing, have historically constituted the heart of our business model. This model relies on mortgage capital availability. However, we believe current market conditions have materially diminished the traditional sources of take-out financing on which our business model depends. We believe it will take (12) twelve to (24) twenty four months or longer for markets and capital sources to begin to “normalize,” although there can be no assurance that the markets will stabilize in this timeframe or at all. Economic conditions have continued to have a material and adverse impact on us.

Given the current state of the real estate and credit markets, we believe the realization of full recovery of the cost basis in our assets is unlikely to occur in a reasonable time frame and may not occur at all, and we may be required to liquidate portions of our assets for liquidity purposes at a price significantly below the initial cost basis or potentially below current carrying values. If we are not able to liquidate a sufficient portion of our assets or access credit under the credit facility currently under negotiation, there may be substantial doubt about our ability to continue as a going concern. Nevertheless, we believe that our cash and cash equivalents and the disposition of certain real estate held for sale, will allow us to fund current operations over the next (12) twelve months.

Revenues.

We have historically generated income primarily from interest and fees on our mortgage loans.  In addition to our historical sources of revenue, we expect to generate revenues from disposition of existing and newly acquired assets.  We expect in the short-term that we will derive a greater proportion of our capital from dispositions of our REO properties and the origination of high yield short term bridge loans. As economic conditions improve, we expect interest and fee income from commercial real estate mortgage loans to again become a greater focus for us and a greater portion of our revenues.

Mortgage Loan Income.

Revenues generated from mortgage loan investments include contractual note rate interest collected. Changes to the amount of our loan assets directly affect the amount of interest and fee income we are able to achieve.  Due to the suspension of the funding of new loans effective March 2010 (excluding financing of new loans in connection with the sale of collateral under existing loans or the sale of REO assets), coupled with the increase in defaults and foreclosures, mortgage loan investment revenues have decreased in recent periods.

We also modified certain loans in our portfolio, which has resulted in an extended term of maturity on such loans. We may decide to modify loans in the future primarily in an effort to seek to protect our collateral. Although we have in the past modified certain loans by extending the maturity dates or changing the interest rates thereof on a case by case basis, we do not have in place at this time a specific loan modification program or initiative. Rather, as in the past, we may modify any loan, in our sole discretion, based on the then applicable facts and circumstances, including: (i) our expectation that the borrower may be capable of meeting its obligations under the loan, as modified; (ii) the borrower’s perceived motivation to meet its obligations under the loan, as modified; (iii) whether we perceive that the risks are greater to us if the loan is modified, on the one hand, or not modified, on the other hand, and foreclosed upon; (iv) whether the loan is expected to become fully performing within some period of time after any proposed modification; (v) the extent of existing equity in the collateral, net of the loan, as modified; (vi) the creditworthiness of the guarantor of the loan; (vii) the particular borrower’s track record and financial condition; and (viii) market based factors regarding supply/demand variables bearing on the likely future performance of the collateral. In the future, we expect to modify loans on the same basis as above without any reliance on any specific loan modification program or initiative.

Rental Income.

Rental and other income is attributable to the foreclosure of certain loans that were secured by operating properties. We anticipate an increase in rental income as the occupancy levels of the properties improve. However, as we plan to dispose of a substantial portion of our existing REO assets, we do not currently anticipate substantial future rental and related income in future periods unless we acquire additional operating properties through foreclosure or other means.

Asset Disposition Income .

Revenues from asset dispositions have not historically been a significant component of revenues, but as we dispose of existing REO assets and new REO assets we acquire through the foreclosure of loans, we expect to realize gains on the disposition of these assets to the extent they are sold above their carrying value (or losses if sold below carrying values), particularly over the next (12) twelve to (24) twenty four months as we seek to market and sell substantially all of our existing REO assets. The recognition of revenues from such dispositions will depend on our ability to successfully market existing REO and the timing of such sales.

Investment and Other Income.

Investment and other income is directly attributable to the average amount of cash available for short-term investment, as well as interest earned on certain notes receivable from a tenant of one of our operating properties acquired through foreclosure in the third quarter of the year ended December 31, 2010.

Defaults and Foreclosures .  We anticipate having to complete the foreclosure on the two non-performing loans.  We do not anticipate any further defaults but cannot be certain.

Expenses. As result of our active efforts to pursue enforcement on defaulted loans, subsequent foreclosure and our resulting ownership of the underlying collateral, we have incurred significant costs and expenses for consulting, valuation, legal, property tax and other expenses related to these activities.  This will continue.

Operating Expenses for Real Estate Owned . Operating expenses for REO assets include direct operating costs for such property, including property taxes, home owner association dues, property management fees, utilities, repairs and maintenance, licenses, and other costs and expenses associated with the ownership of real estate. These expenses currently average approximately $54,000 per month. This is in addition to approximately $300,000 of back taxes that are owed going back to 2008.

If we were to foreclose on all of our existing loans, we would incur additional carrying costs of at least $10,000 per month related to property taxes attributable to the underlying collateral, in additional to other carrying costs. While we expect such operating expenses for REO assets to remain at high levels and potentially increase as we continue enforcement action on loans in default over the next few months, we anticipate such costs to decrease proportionately as we dispose of existing and newly acquired REO assets and redeploy the proceeds.

Professional Fees . Professional fees consist of outside consulting expenses, audit fees for public reporting related expenses, legal expenses, and valuation services. Currently, these expenses average approximately $20,000 per month. We expect such expenses to initially increase in as we seek to dispose of REO assets and catch up on all reporting.

Management Fees. These are paid per the Lakeside Mortgage Fund LLC Operating Agreement.  These fees will continue and may decrease or increase with the adjustments caused by receipt of third party appraisals.

Default and Related Expenses. Default and related expenses include direct expenses related to defaulted loans, foreclosure activities or property acquired through foreclosure. These expenses include certain legal and other direct costs, as well as personnel and consulting costs directly related to defaulted loans and foreclosure activities.

General and Administrative Expenses . General and administrative expenses consist of various costs such as compensation and benefits for prior employees (Lakeside Financial Group), postage, insurance and related costs.  We anticipate these costs to go down.

Interest Expense . Interest expense represents payments made to Pacific Western Bank on the Redcliff LLC property.  These payments have ceased because of the Notice of Default and pending sale of the asset.

Depreciation and Amortization Expense . We record depreciation and amortization on properties we hold.

Provision for Credit Losses. We have not booked a provision for credit losses because of the decision to proceed with the impairment charge.

Impairment Charges on Real Estate Owned .  Our estimate of impairment charges on REO assets largely depends on whether the particular REO asset is held for development or held for sale. Impairment charges on REO assets consist of charges to REO assets in cases where the reduction in asset value is deemed to be other than temporary.   This classification depends on various factors, including our intent to sell the property immediately or further develop and sell the property over time, and whether a formal plan of disposition has been adopted, among other factors. Real estate held for sale is carried at the lower of carrying amount or fair value, less estimated selling costs, which is primarily based on valuation reports prepared by third-party valuation firms. Reductions in the fair value of assets held for sale are recorded as impairment charges. Real estate held for development is carried at the transferred fair value upon foreclosure, less cumulative impairment charges. Impairment charges on real estate owned   assets consist of charges to REO assets in cases where the estimated future undiscounted cash flows of the property is below current carrying value and the reduction in asset value is deemed to be other than temporary. Asset values have continued to drop following foreclosure of the related items in many of the areas where we hold real estate, which has resulted in impairment losses on our REO assets. We may also be required to recognize additional impairment losses on our REO assets if our disposition plan for such assets change from held for development to held for sale, or if such assets are disposed of below their current carrying values. If management undertakes a specific plan to dispose of REO assets within twelve months and the real estate is transferred to held for sale status, the fair value of the real estate may be less than the estimated future undiscounted cash flows of the property when the real estate was held for development, and that difference may be material. Currently, only a limited amount of our REO assets are being held for sale in our financial statements. However, we intend to actively market and sell these REO assets, individually or in bulk, over the next (12) twelve to (24) twenty four months as a means of raising additional capital to pursue our acquisition (foreclosure) and origination objectives.

Mortgage Loan Income.

For the period ending December 31, 2010, income from mortgage loans was $354,919.

Rental Income.

For the period ending December 31, 2010, rental income was $228,672.

Operating Expenses for Real Estate Owned.

For the period ending December 31, 2010, operating expenses for REO assets were $652,336. The increase in operating expenses for REO assets is attributable to the increasing number of properties acquired through foreclosures, including property taxes, home owner association dues, utilities, repairs and maintenance, and other expenses attributable to such properties.

Professional Fees.

For the period ending December 31, 2010, Professional Fees were $202,486. These costs are attributed to the increasing defaults and foreclosures in our loan portfolio, the cost of valuation services provided in connection with our on-going evaluation of the portfolio, increased litigation related fees and the costs of reporting, and related requirements.

Management Fees .

For the period ending December 31, 2010, Management Fees were $495,000.  This included fees paid to Lakeside Financial Group through November 2010 and the success fee paid of $150,000 to Sovereign which was primarily for the reimbursement of expenses paid for by Sovereign during the proxy solicitation.

General and Administrative Expenses .

For the period ending December 31, 2010, General and Administrative Expenses totaled $109,901.  These expenses are projected to go down with the replacement of the Manager.

Depreciation and Amortization Expense:

For the period ending December 31, 2010, Depreciation and Amortization expenses were $173,239.

 Impairment Charges.

Asset values continued to drop significantly in many areas where we hold real estate for the period ending December 31, 2010. As a direct result, an impairment charge of $3,128,309 was taken.  This realizes loss where a provision was previously made.

Changes in the Portfolio Profile – Loans in Default Scheduled Maturities

The following table summarizes the near term scheduled maturities of our mortgage loans as of December 31, 2010:

From time to time, we may extend a mortgage loan’s maturity date in the normal course of business.  In this regard, we have modified certain loans with respect to maturity dates and we expect that we may modify additional loans in the future in an effort to seek to preserve our collateral. Accordingly, repayment dates of the loans may vary from their currently scheduled maturity date. If the maturity date of a loan is not extended, we classify and report the loan as matured.

Real Estate Held for Development or Sale

REO assets are reported as either held for development or held for sale, depending on whether we plan to develop such assets prior to selling them or instead sell them immediately. The estimation process involved in the determination of fair value of REO assets is inherently uncertain since it requires estimates as to the consideration of future events and market conditions. Our estimate of fair value is based on our intent regarding the proposed development of the related asset, if deemed appropriate, as opposed to a sale of such property on an as-is basis. In such cases, we evaluate whether we will have the intent, resources and ability to carry out the execution of our disposition strategy under normal operating circumstances, rather than a forced disposition under duress. Economic, market, environmental and political conditions, such as exit prices and absorption rates, may affect management’s plans for development and marketing of such properties. In addition, the implementation of such plans could be affected by the availability of financing for development and construction activities, if such financing is required. Accordingly, the ultimate realization of our carrying values of our real estate properties is dependent upon future economic and market conditions, the availability of financing, and the resolution of political, environmental and other related issues, many of which are beyond our control.

We continue to evaluate various alternatives for the ultimate disposition of these investments, including partial or complete development of the properties prior to sale or disposal of the properties on an as-is basis. Project development alternatives may include, either through joint venture or on a project management basis, the development of the project through entitlement prior to sale, completion of various improvements or complete vertical construction prior to sale. At December 31, 2010, we held total REO assets of $10,273,000. All REO assets held by us are located in California.

Real Estate Owned Asset Valuation

We are seeking independent third party appraisals on all REO assets.  Our valuation of REO assets is based on our intent and ability to execute our disposition plan for each asset and the proceeds to be derived from such disposition, net of selling costs, in relation to the carrying value of such assets. REO assets for which management determines it is likely to dispose of such assets without further development are valued on an “as is” basis based on current valuations using comparable sales. If management determines that it has the intent and ability to develop the asset over future periods in order to realize a greater value, management will perform a valuation on an “as developed” basis, net of selling costs but without discounting of cash flows, to determine whether any impairment exists. Management does not write up the carrying value of real estate assets held for development if the proceeds from disposition are expected to exceed the carrying value of such asset. Rather, any gain from the disposition of such assets is recorded at the time of sale.   REO assets that are typically classified as held for sale are measured at the lower of carrying amount or fair value, less cost to sell.

REO assets that are classified as held for development are considered “held and used” and are evaluated for impairment when, based on various criteria set forth in applicable accounting guidance, circumstances indicate that the carrying amount exceeds the sum of the undiscounted net cash flows expected to result from the development and eventual disposition of the asset.

We are seeking third party appraisals which have not been received.  Once these are received we will look to make adjustments to carrying values and/or classification of certain REO assets.

Liquidity and Capital Resources

We require liquidity and capital resources to originate new loans as well as for costs, expenses and general working capital needs, including maintenance and development costs for REO assets, general and administrative operating costs, loan enforcement costs, repayment of principal on borrowings and other expenses. We expect our primary sources of liquidity over the next twelve months to consist of the disposition of a substantial portion of our existing REO assets. However, given the lack of significant sales activity experienced and the actual prices that may be realized from the sale of REO assets, the disposition of these assets may not have a significant effect on our liquidity.   We cannot guarantee that these assets may be sold and if so at what price.

Requirements for Liquidity

We require liquidity and capital resources to make commercial real estate mortgage loans, maintenance and development costs for REO assets, loan enforcement costs, repayment of principal on borrowings, legal defense, tax accounting, third party valuations, dividends and general working capital.

Maintenance and Development Costs for Real Estate Owned

We require liquidity to pay costs and fees to preserve and protect the real estate we own. Real estate held for development or sale consists primarily of properties acquired as a result of foreclosure or purchase. At December 31, 2010, our REO assets were comprised of (9) nine properties, acquired through foreclosure or purchase, with carrying values of $10,273,000. Costs related to the development or improvements of the assets are capitalized and costs relating to holding the assets are charged to expense.  In addition, costs related to holding and maintaining such properties, which were expensed and included in operating expenses for REO assets in the accompanying consolidated statement of operations, totaled approximately $652,336. The nature and extent of future costs for such properties depends on the level of development undertaken, the number of additional foreclosures and other factors.

Sources of Liquidity

We expect our primary sources of liquidity over the next (12) twelve months to consist of the disposition of our existing assets and the origination of high interest, short term bridge loans.

Disposition of Real Estate Owned

The sale of REO assets creates liquidity for us. During the year ended December 31, 2010, there were no sales of REO assets.  We are unclear why the previous manager did not market these assets for sale.  There can be no assurance that such real estate will be sold at a price in excess of the current carrying value of such real estate.

Loan Payments.

The repayment of a loan at maturity creates liquidity.  For the period ending December 31, 2010 we had one loan repayment at maturity of $529,439.  We anticipate (5) five loans repaying upon maturity in 2011 with proceeds totaling $3,962,750.

Real Estate Held for Development or Sale

Real estate held for development or held for sale consists primarily of assets that have been acquired in satisfaction of a receivable, such as in the case of foreclosure. When a loan is foreclosed upon and transferred to a REO status, an assessment of the fair value is made, and the asset is transferred to real estate held for development or held for sale at this amount less costs to sell. Best practices call for obtaining a valuation on a REO asset within (90) ninety days of the date of foreclosure of the related loan. Valuation adjustments required at the date of transfer are charged off to the allowance for loan loss or valuation allowance.  We have not made adjustments because independent third party appraisals have not been received as of December 31, 2010.  We anticipate receipt of these appraisals by the end of the first quarter 2011.

Our determination of whether to classify a particular REO asset as held for development or held for sale depends on various factors, including our intent to sell or develop the property and whether a formal plan of disposition has been adopted, among other circumstances.

Subsequent to transfer, real estate held for sale is carried at the lower of carrying amount (transferred value) or fair value, less estimated selling costs. Our real estate held for development is carried at the transferred value, less cumulative impairment charges. Real estate held for development requires periodic evaluation for impairment which is conducted at each reporting period. When circumstances indicate that there is a possibility of impairment, we will assess the future undiscounted cash flows of the property and determine whether they are sufficient to exceed the carrying amount of the asset. In the event these cash flows are insufficient, we determine the fair value of the asset and record an impairment charge equal to the difference between the fair value and the then-current carrying value. The impairment charge is recognized in the consolidated statement of operations.

Upon sale of real estate, any difference between the net carrying value and net sales proceeds are charged or credited to operating results in the period of sale.

Statement of Cash Flows

Certain loans in our portfolio contain provisions which provide for the establishment of interest reserves which are drawn from the existing note obligation for the satisfaction of monthly interest due in accordance with the terms of the related notes. For purposes of reporting, draws are reflected as cash transactions in accrued interest and mortgage loan fundings in the accompanying consolidated statements of cash flows.

Use of Estimates

In accordance with U.S. GAAP, we have made a number of estimates and assumptions with respect to the reporting of assets and liabilities and the disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Accordingly, actual results could differ from those estimates. These estimates primarily include the allowance for credit loss, valuation allowance and valuation of REO assets.

Item 3.  Quantitative and Qualitative Disclosures about Market Risk.

Our financial position and results of operations are routinely subject to a variety of risks. These risks include market risk associated primarily with changes in interest rates. We do not deal in any foreign currencies and do not enter into, or intend to enter into, derivative financial instruments for trading or speculative purposes. Moreover, due to the historically short-term maturities of our loans market fluctuations in interest rates generally do not affect the fair value of our investment in loans.

Our analysis of risks is based on our management’s and independent third parties’ experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of, among other things, fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results.

As a result of the economic decline and market disruptions, we believe there are severe restrictions on the availability of financing in general and concerns about the potential impact on credit availability, liquidity, interest rates and changes in the yield curve. While we have been able to meet all of our liquidity needs to date, there are still concerns about the availability of financing generally, and specifically about the availability of take-out financing for our borrowers.

Our assets consist primarily of short-term commercial mortgages, real estate held for development or sale, interest and other receivables and cash and cash equivalents. The principal balance on our aggregate investment in mortgage loans was $5,311,750 at December 31, 2010. We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to our members to realize attractive risk-adjusted returns through ownership of our limited partner interests.

Credit Risk

We expect to be subject to varying degrees of credit risk in connection with our assets. We will seek to manage credit risk by, among other things, performing deep credit fundamental analysis of potential assets.

Prior to investing in any particular asset, our underwriting team, in conjunction with third-party providers, will undertake a rigorous asset-level due diligence process, involving intensive data collection and analysis, to ensure that we understand fully the state of the market and the risk-reward profile of the asset. Credit risk will also be addressed through our management’s execution of an asset-specific business plan focused on actively managing the attendant risks, evaluating the underlying collateral and updating valuation assumptions, and determining disposition strategies. Additionally, investments will be monitored for variance from expected prepayments, defaults, severities, losses and cash flow on a monthly basis.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to various interest rate risks in connection with our assets and our related financing obligations.

Real Estate Risk.  Commercial and residential mortgage assets are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (including, but not limited to, an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loan or loans, as the case may be, which could also cause us to suffer losses.

Significant and sustained changes in interest rates could also affect our operating results. If interest rates decline significantly, some of the borrowers could prepay their loans with the proceeds of a refinancing at lower interest rates. Assuming we could not replace these loans with loans at interest rates similar to those that were prepaid (which, given our current status of not funding loans, is likely the case), prepayments would reduce our earnings and funds available for dividends. On the other hand, a significant increase in market interest rates could result in a slowdown in real estate development activity, which could reduce the demand for our real estate loans and the collateral securing the loans. Due to the complex relationship between interest rates, real estate investment and refinancing possibilities, we are not able to quantify the potential impact on our operating results of a material change in our operating environment other than interest rates.

PART II

OTHER INFORMATION

Item 1.    Legal Proceedings

We are involved in various claims and lawsuits arising out of the ordinary conduct of business, as well as in connection with our previous manager, Lakeside Financial Group, Inc., its officers and directors.  At least one of these lawsuits involves the potential for substantial amounts of damages which may not be covered by our insurance policies.  In addition, with respect to proceedings against Lakeside Financial Group, Inc., we may have an obligation to indemnify the manager, its officers or directors for certain acts covered by the Exculpation and Indemnification clause contained in the Funds Operating Agreement.

Although we will continue to vigorously defend against all claims and actions and will pursue reimbursement for any and all expenses related to their defense or judgments which may result therefrom, it is difficult to predict our absolute liability with respect to any such claims and lawsuits.  In the event of an unfavorable outcome, the amounts we may be required to pay in the discharge of liabilities or settlements could have a material adverse effect on our financial position and may affect our ability to conduct business or file bankruptcy.

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